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                     November 16, 2021

       Christopher S. Thunander
       Chief Accounting Officer and Corporate Controller
       Surgalign Holdings, Inc.
       520 Lake Cook Road , Suite 315
       Deerfield, IL 60015

                                                        Re: Surgalign Holdings,
Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2020
                                                            Filed March 16,
2021
                                                            File No. 001-38832

       Dear Mr. Thunander:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences